CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of LifeGoal Home Down Payment Investment ETF, LifeGoal Conservative Wealth Builder ETF and LifeGoal Wealth Builder ETF, each a series of Northern Lights Fund Trust II, for the period ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/S/ COHEN & COMPANY, LTD.

Cleveland, Ohio

December 28, 2022